AMENDED AND RESTATED CERTIFICATE OF TRUST
of
STONE RIDGE TRUST II

This Amended and Restated Certificate of Trust of Stone Ridge Trust II, a Delaware statutory trust (the “Trust”), is being duly executed and filed by the undersigned trustee of the Trust in accordance with 6 Del. C. § 12-3810(c) of the Delaware Statutory Trust Act, 12 Del. C., § 3801 et seq. (the “Act”), to amend and restate the original Certificate of Trust of the Trust, which was filed on July 17, 2013 with the Secretary of State of the State of Delaware, and sets forth the following:

●	First:	The name of the Trust is: Stone Ridge Trust II.

●	Second:	The address of the registered office of the Trust in the State of Delaware and the name and address of the Trust’s registered agent for service of process in the State of Delaware at such registered office is:

The Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808

●	Third:
The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

●	Fourth:
The Agreement and Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interest in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separate (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series.  As provided in the Agreement and Declaration of Trust, all liabilities held with respect to a particular series shall be enforceable against the assets held with respect to such series only and not against the assets of the Trust generally or against the assets held with respect to any other series and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned Trustee of the Trust named below has duly executed this Amended and Restated Certificate of Trust as of the 23rd day of October, 2015.

By: /s/ Ross Stevens
Trustee

Name: Ross Stevens
Type or Printed